As filed with the Securities and Exchange Commission on March 20, 1998

                                                 Registration No.333-
  ============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                        --------------------------------

                                    QAD INC.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)
                                    Delaware
-------------------------------------------------------------------------------
                  (State or other jurisdiction of organization)
                                    77-105228
-------------------------------------------------------------------------------
                      (I.R.S. Employer Identification No.)

                                  6450 Via Real
                          Carpinteria, California 93013
-------------------------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)
                                    QAD INC.
               INDIVIDUAL EMPLOYEE STOCK OPTIONS AND STOCK GRANTS
-------------------------------------------------------------------------------
                            (Full title of the plan)

                                 KARL F. LOPKER
                             Chief Executive Officer
                                    QAD Inc.
                                  6450 Via Real
                          Carpinteria, California 93013
                                 (805) 684-6614
-------------------------------------------------------------------------------
                     (Name, address and telephone number of
                           agent for service) Copy to:
                               THEODORE R. MALONEY
                   Nida & Maloney, a Professional Corporation
                               800 Anacapa Street
                         Santa Barbara, California 93101


                         CALCULATION OF REGISTRATION FEE



                          Proposed
    Title of               Amount       Proposed       Maximum
   Securities             Of Shares      Maximum       Aggregate     Amount of
     to be                 to be      Offering Price   Offering    Registration
   Registered            Registered     per Share      Price<F1>       Fee
-----------------------  ----------   --------------  -----------  -------------

Common Stock, par value
$.001 per share .......   1,563,546      $15.00        $23,453,190    $6,920

<F1>
         Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and low reported sale prices of a share of Common Stock of QAD Inc. (the "Company" or the "Registrant") on March 13, 1998 as reported by The Nasdaq Stock Market, Inc.


                                EXPLANATORY NOTE


         The material which immediately follows constitutes a reoffer prospectus, prepared on Form S-3, in accordance with General Instruction C to Form S-8, to be used in connection with resales of securities acquired or to be acquired under individual stock grants and individual stock option agreements of QAD Inc. by employees of QAD Inc., certain of whom may be considered affiliates of QAD Inc. as defined in Rule 405 under the Securities Act of 1933, as amended.

REOFFER PROSPECTUS



                                 [Company Logo]





                                    QAD INC.
                                  COMMON STOCK
                                   ($.001 par)

                                1,563,546 SHARES

         This Prospectus relates to 1,563,546 shares of Common Stock, par value $.001 per share (the "Common Stock"), of QAD Inc. ("QAD" or the "Company"), which have previously been issued or may in the future be issued pursuant to stock option or stock awards granted to date under individual written compensation contracts or the Company's 1994 Stock Compensation Program (the "Plans") to, and which may be offered for resale from time to time by, certain employees of the Company named herein (the "Selling Stockholders").

         The Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay all of the expenses associated with this Prospectus. The Selling Stockholders will pay the other costs, if any, associated with any sale of the Common Stock offered hereby.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

         All or a portion of the shares of Common Stock offered hereby may be offered for sale, from time to time, on the Nasdaq National Market, or otherwise, at prices and on terms then obtainable. See "Plan of Distribution."

         The Common Stock of the Company is quoted on the Nasdaq National Market under the symbol QADI. On March 18, 1998, the last reported sale price of the Company's Common Stock on the Nasdaq National Market was $15.4375.


                               ------------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                       COMMISSION PASSED UPON THE ACCURACY
                       OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE

                               ------------------

                 The date of this Prospectus is March 20, 1998.

                              AVAILABLE INFORMATION

         The Company has filed a Registration Statement on Form S-8 relating to the Plans (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, a copy of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located at 500 West Madison Street, Room 1400, Chicago, Illinois 60661 and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Electronic filings made through the Commission's Electronic Data Gathering, Analysis, and Retrieval System are also publicly available through the Commission's World Wide Web site at http://www.sec.gov. The Company's Common Stock is listed on The Nasdaq Stock Market, and the reports, proxy and information statements and other information filed by the Company with The Nasdaq Stock Market can also be inspected at the offices of The Nasdaq Stock Market, Inc. at 1735 K. Street N.W., Washington D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents heretofore filed by the Company with the Commission are by this reference incorporated in and made a part of this
Prospectus:

         (1) The Quarterly Reports on Form 10-Q for the quarterly periods ended July 31 and October 31, 1997 (File No. 0-22823);

         (2) The Company's Prospectus filed pursuant Rule 424(b)(4) on August 6, 1997 (File No. 333- 28441); and

         (3) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed July 10, 1997 (File No. 0-22823), together with any amendment or report filed with the Commission for the purpose of updating such description.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all Securities offered hereby have been sold or which deregisters all Securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents or into this Prospectus) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon a written or oral request to QAD Inc.,
Attention: Investor Relations, 6450 Via Real, Carpinteria, California 93013, telephone number (805) 684-6614.

                                   THE COMPANY

         QAD is a provider of Enterprise Resource Planning ("ERP") software for multinational and other large manufacturing companies. The Company's software solutions are designed to facilitate global management of resources and information to allow manufacturers to reduce order fulfillment cycle times and inventories, improve operating efficiencies and measure critical company performance criteria against defined business plan objectives. The flexibility of the Company's products also helps manufacturers adapt to growth, organizational change, business process reengineering, supply chain management and other challenges. The Company's executive offices are located at 6450 Via Real, Carpinteria, California 93013, and its telephone number is (805) 684-6614.

                                  RISK FACTORS

         This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In evaluating the Company's business, prospective investors should consider carefully, in addition to the other information contained in and incorporated by reference into this Prospectus, the following factors:

Historical Fluctuations in Quarterly Results and Potential Future Significant Fluctuations

         The Company's quarterly revenue, expenses and operating results have varied significantly in the past, and the Company anticipates that such fluctuations will continue in the future as a result of a number of factors, many of which are outside the Company's control. The factors affecting these fluctuations include demand for the Company's products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the Company's software products and products that operate with the Company's products, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing the Company's products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's software products and products that operate with the Company's products, changes in the method of product distribution (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by the Company, customer cancellation of major planned software development programs and general economic factors.

         A significant portion of the Company's revenue in any quarter may be derived from a limited number of large, non-recurring license sales. For example, revenue from four customers represented approximately 13% of license fees in the three quarters ended October 31, 1997. The Company expects to continue to experience from time to time large, individual license sales which may cause significant variations in quarterly license fees. The Company also believes that the purchase of its products is relatively discretionary and generally involves a significant commitment of a customer's capital resources. Therefore, a downturn in any potential customer's business could result in order cancellations which could have a significant adverse impact on the Company's revenue and quarterly results. Moreover, declines in general economic conditions could precipitate significant reductions in corporate spending for information technology, which could result in delays or cancellations of orders for the Company's products.

         The Company has also historically recognized a substantial portion of its revenue from sales booked and shipped in the last month of a quarter. As a result, the magnitude of quarterly fluctuations in license fees may not become evident until late in, or at the end of, a particular quarter. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, the Company is unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results. To the extent that significant sales occur earlier than expected, operating results for subsequent quarters may be adversely affected. The Company has also historically operated with little backlog because its products are generally shipped as orders are received. As a result, revenue from license fees in any quarter is substantially dependent on orders booked and shipped in that quarter and on sales by the Company's distributors and other resellers. Sales derived through indirect channels are harder to predict and may have lower profit margins than direct sales.

         The Company has generally realized lower revenue (i) in July and August, due primarily to reduced economic activity in Europe in the summer months; and (ii) to a lesser extent, in the first two months of the calendar year, due to the concentration by some customers of purchases in the fourth quarter of the calendar year, and their consequently lower purchasing activity during the immediately following months. In addition, like many software companies, the Company typically realizes a significant portion of its software license revenue in the last month of the quarter and in the last quarter of the year. However, unlike a number of the Company's competitors, the Company does not derive material revenue from the provision of services in connection with its license sales. As a result, a greater proportion of the Company's revenue tends to be less predictable and to occur later in the quarter and in the year than the revenue of competitors who provide such services.

         The Company's expense levels are relatively fixed and are based, in significant part, on expectations of future revenue. Consequently, if revenue levels are below expectations, expense levels could be disproportionately high as a percentage of total revenue, and operating results would be immediately and adversely affected and losses could occur.

         Based upon the factors described above, the Company believes that its quarterly revenue, expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of its results of operations are not necessarily meaningful and that, as a result, such comparisons should not be relied upon as indications of future performance. Moreover, although the Company's revenue has generally increased in recent periods, there can be no assurance that the Company's revenue will grow in future periods, at past rates or at all, or that the Company will be profitable on a quarterly or annual basis. The Company has in the past experienced and may in the future experience quarterly losses.

         QAD has recently implemented changes designed to mitigate the seasonal and quarterly fluctuations in its operating results. Such changes include the hiring of additional financial personnel, the changing of the Company's fiscal year end from December 31 to January 31 and the changing of the Company's planning systems to incorporate quarterly performance goals and quarterly forecasting procedures. Additionally, the Company has introduced quarterly financial incentives into its compensation system. There can be no assurance that such changes will alleviate the seasonal, quarterly or other fluctuations in the Company's financial results or that such changes will have a positive effect at all.

         In future periods, the Company's operating results may be below the expectations of stock market analysts and investors. In such event, the price of the Common Stock could be materially adversely affected.
See "- Seasonality of Operating Results."

Risks Associated with Sales Cycle

         Because the license of the Company's products generally involves a significant commitment of capital (which ranges from approximately $50,000 to several million dollars), the sales cycle associated with a customer's purchase of the Company's products is generally lengthy (with a typical duration of four to 15 months), varies from customer to customer and is subject to a number of significant risks over which the Company has little or no control. These risks include customers' budgetary constraints, timing of budget cycle, concerns about the introduction of new products by the Company or its competitors and general economic downturns which can result in delays or cancellations of information systems investments. Due in part to the strategic nature of the Company's products, potential customers are typically cautious in making product acquisition decisions. The decision to license the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the uses and benefits of the

Company's products, and the Company must frequently commit substantial presales support resources. The Company is almost completely reliant on third parties for implementation and systems integration services, which may cause sales cycles to be lengthened or result in the loss of sales. The uncertain outcome of the Company's sales efforts and the length of its sales cycles could result in substantial fluctuations in operating results. If sales forecasted from a specific customer for a particular quarter are not realized in that quarter, then the Company is unlikely to be able to generate revenue from alternative sources in time to compensate for the shortfall. As a result, and due to the relatively large size of some orders, a lost or delayed sale could have a material adverse effect on the Company's quarterly operating results.

Seasonality of Operating Results

         The Company has generally realized lower revenue (i) in July and August, due primarily to reduced economic activity in Europe during the summer months and (ii) to a lesser extent, in the first two months of the calendar year, due to the concentration by some customers of purchases in the fourth quarter of the calendar year and their consequently lower purchasing activity during the immediately following months. Notwithstanding the change in the Company's fiscal year end from December 31 to January 31 and the recent changes in the Company's planning and compensation systems, the Company anticipates that such seasonality will continue to cause significant quarterly fluctuations in the Company's operating results. See "- Historical Fluctuations in Quarterly Results and Potential Future Significant Fluctuations."

Product Concentration

         The Company has historically derived substantially all of its revenue from the licensing and maintenance of the Company's MFG/PRO software. In the fiscal year ended January 31, 1997 and in the three quarters ended October 31, 1997, such revenue equaled approximately 94% and 91%, respectively, of the Company's total revenue. The Company expects that such revenue will continue to represent substantially all of the Company's revenue for the foreseeable future. The Company's success depends on continued market acceptance of the Company's MFG/PRO software, as well as the Company's ability to introduce new versions of MFG/PRO software and other products to meet the evolving needs of its customers. Although demand for MFG/PRO software has grown in recent years, management believes that the market for ERP software is still developing and there can be no assurance that it will continue to grow or that, even if the market does grow, businesses will continue to adopt MFG/PRO software. The failure of the market for ERP software to continue to grow, any reduction in demand for MFG/PRO software as a result of increased competition in the market for ERP software, technological change, failure by the Company to introduce new versions of products acceptable to the marketplace or other similar factors would have a material adverse effect on the Company's business, operating results and financial condition. The Company has spent, and intends to continue to spend, considerable resources educating potential customers about ERP in general and about the features and functions of MFG/PRO software in particular. However, there can be no assurance that such expenditures will enable MFG/PRO software to achieve any additional degree of market penetration or a higher level of market acceptance, nor can there be any assurance that any new ERP products being developed by the Company will achieve the market acceptance necessary to make such products profitable.

Dependence on Progress Products

         The Company's MFG/PRO software is written in a programming language that is proprietary to Progress Software Corporation ("Progress"). The Company has entered into a license agreement with Progress (the "Progress Agreement") that provides the Company and each of its subsidiaries, among other things, with the perpetual, worldwide, royalty-free right to use the Progress programming language to develop, market, distribute and license the Company's software products. The Progress Agreement also provides for continued software support from Progress through June 2002 without charge to the Company. Progress may only terminate the Progress Agreement upon the Company's adjudication as bankrupt, its liquidation or other similar event, or if the Company has ceased business operations in full. The Company's success is dependent upon Progress continuing to develop, support and enhance this programming language, its tool set and database, as well as the continued market acceptance of Progress as a standard database program. The Company has in the past and may in the future experience product release delays because of delays in the release of Progress products or product enhancements. Any such delays could have a material adverse effect on the Company's business, operating results and financial condition. MFG/PRO software employs Progress programming interfaces which allow MFG/PRO software to operate with Oracle Corporation ("Oracle") database software. However, the Company's software programs do not run within programming environments other than Progress and the Company's customers must acquire rights to Progress Software in order to use MFG/PRO software. The Company's On/Q soft-ware products, the initial application of which is currently under development and is expected to be commercially available in the second half of 1998, are not dependent upon Progress technology. The failure of Progress to continue its relationship with the Company or to develop, support or enhance its programming language in a manner competitive with enhancements of other present or future programming languages, the increased market acceptance of programming languages other than Progress in the Company's market or the Company's inability to adapt its software to such other languages could have a material adverse effect on the Company's business, operating results and financial condition.

Rapid Technological Change

         The market for the Company's software products is characterized by rapid technological advances, evolving industry standards in computer hardware and software technology, changes in customer requirements and frequent new product introductions and enhancements. Customer requirements for products can change rapidly as a result of innovations or changes within the computer hardware and software industries, the introduction of new products and technologies (including new hardware platforms and programming languages) and the emergence, evolution or widespread adoption of industry standards. For example, increasing commercial use of the Internet may give rise to new customer requirements and new industry standards. The Company's future success will depend upon its ability to continue to enhance its current product line and to develop and introduce new products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance. In particular, the Company believes its future success will depend on its ability to convert its products to object-oriented technology as well as its ability to develop products that will operate across the Internet. There can be no assurance that the Company will be successful in developing and marketing, on a timely and cost-effective basis, product enhancements or new products that respond to technological advances by others, or that its products will achieve market acceptance. The Company's failure to successfully develop and market product enhancements or new products could have a material adverse effect on the Company's business, operating results and financial condition.

         While the Company generally takes steps to avoid interruptions of sales due to the pending availability of new products, customers may delay their purchasing decisions in anticipation of the general availability of new or enhanced MFG/PRO software, which could have a material adverse effect on the Company's business, operating results and financial condition. The actual or anticipated introduction of new products, technologies and industry standards can also render existing products obsolete or unmarketable or result in delays in the purchase of such products. As a result, the life cycles of the Company's products are difficult to estimate. The Company must respond to developments rapidly and incur substantial product development expenses. Any failure by the Company to anticipate or respond adequately to technology developments or customer requirements, or any significant delays in introduction of new products, could result in a loss of revenue. Moreover, significant delays in the general availability of such new releases, significant problems in the installation or implementation of such new releases, or customer dissatisfaction with such new releases, could have a material adverse effect on the Company's business, operating results and financial condition. The Company is also dependent upon third parties for necessary services in connection with the installation and implementation of the Company's products and associated post-sales training. Any errors, delays or other deficiencies in such services due to technology changes or other factors could have a material adverse effect on the Company's business, operating results and financial condition.

Supply Chain Solutions Under Development and Underlying Technology

         A significant element of the Company's strategy is its development of On/Q software, a series of new products targeted to the supply chain management needs of manufacturing companies. Over the past year, the Company has devoted substantial resources to developing its On/Q software. The Company's first On/Q software product, Logistics, is currently under development and is anticipated to be commercially available in the second half of 1998. Although the Company has performed preliminary tests on its Logistics software, it has not completed its development or commenced beta testing, nor has the product been implemented in a commercial setting. There can be no assurance that Logistics or any other of the Company's planned On/Q software products will achieve the performance standards required for commercialization or that such products will achieve market acceptance or be profitable. If Logistics or the Company's other planned supply chain management software products do not achieve such performance standards or do not achieve market acceptance, the Company's business, operating results and financial condition would be materially and adversely affected.

         On/Q software is being designed based upon object-oriented technology. Object-oriented applications are characterized by technology, development style and programming languages that differ from those used in traditional software applications, including the current version of MFG/PRO software. The Company believes that new object-based functionality will play a key role in the competitive manufacturing, distribution, financial, planning and service/support management information technology strategies of customers in the Company's targeted industry segments. The Company is also currently in the process of converting its MFG/PRO software modules to object-oriented technology where the Company believes such conversion will add value. There can be no assurance that the Company will be successful in developing its new supply chain management software or converting its MFG/PRO software to object-oriented technology on a timely basis, if at all, or that if developed or converted such software will achieve market acceptance. The failure to successfully incorporate object-oriented technology in new products or convert MFG/PRO software to object-oriented technology could have a material adverse effect on the Company's business, operating results and financial condition.

         Convergent Engineering is a new software design methodology employed by the Company to develop future products. Convergent Engineering methodology allows business requirements to be captured as a series of simple facts, actions and rules, enabling software to more flexibly accommodate business practices and processes. Although Convergent Engineering does not require the user to adopt new business practices or principles for their own work processes, Convergent Engineering models business management processes differently than traditional business models. As a result, use of Company products based upon Convergent Engineering principles will require the Company's implementation partners to be educated in the new methodology. There can be no assurance that the Company will gain acceptance among its implementation providers for this methodology on which the Company's new products are based. The failure to obtain such acceptance would have a material adverse effect on the marketability of the Company's products under development and the Company's business, operating results and financial condition.

Risk of Software Defects

         As a result of the complexities inherent in client/server computing environments and the broad functionality and performance demanded by customers for ERP products, major new products and product enhancements can require long development and testing periods. In addition, software programs as complex as those offered by the Company may contain undetected errors or "bugs" when first introduced or as new versions are released that, despite testing by the Company, are discovered only after a product has been installed and used by customers. While the Company has on occasion experienced delays in the scheduled introduction of new and enhanced products, to date the Company's business has not been materially adversely affected by delays or the release of products containing errors. There can be no assurance, however, that errors will not be found in future releases of the Company's software, or that the Company will not experience material delays in releasing product improvements or new products. The occurrence of such errors could result in significant losses to the Company or to customers. Such occurrences could also result in reduced market acceptance of the Company's products, which would have a material adverse effect on the Company's business, operating results and financial condition.

Market Concentration

         The Company has made a strategic decision to concentrate its product development and sales and marketing in five primary vertical industry segments: electronics/industrial, food/beverage, consumer packaged goods, medical and automotive. An important element of the Company's strategy is to achieve technological and market leadership recognition for its software products in these segments. The failure of the Company's products to achieve or maintain substantial market acceptance for its software products in one or more of these segments could have a material adverse effect on the Company's product and business strategy in that segment and on the business, operating results and financial condition of the Company. If any of the industry segments targeted by the Company experiences a material downturn in expansion or in prospects for future growth, such downturn would materially adversely affect the demand for the Company's products and will materially adversely affect its business, operating results and financial condition.

Management of Growth

         The Company's business has grown rapidly in the last six years, with revenue increasing from approximately $28.0 million in the fiscal year ended December 31, 1992 to approximately $126.4 million in the fiscal year ended January 31, 1997. During the fiscal year ended December 31, 1995 and continuing through the quarter ended October 31, 1997, the Company significantly increased its sales and marketing, service and support and research and development staffs, resulting in substantial growth in the number of its full-time employees (from 521 at March 31, 1995 to 820 at October 31, 1997), the scope of its operating and financial systems and the geographic distribution of its operations and customers. This recent rapid growth has placed, and will continue to place, a significant strain on the Company's management and operations. The Company expects to continue to increase staffing levels, primarily in the sales and marketing and research and development areas, and incur additional associated costs in future periods. The Company's future operating results will depend on the ability of its officers and other key employees to continue to implement and improve its operational, customer support and financial control systems, and to effectively expand, train and manage its employee base. There can be no assurance that the Company will be able to manage any future expansion successfully, and any inability to do so would have a material adverse effect on the Company's business, operating results and financial condition. The Company has undertaken a project to significantly upgrade its financial planning and control systems, including an upgrade of its current transaction accounting systems. The Company believes the success of such implementation will improve its budgeting, forecasting and financial statement reporting capabilities. However, implementation of these systems upgrades will require significant management and other employee attention and coordination, and there can be no assurance that the implementation will be successful. The failure to successfully implement the upgrades could materially adversely affect the Company's future budgeting, forecasting and financial statement reporting capabilities.

         The Company has made a strategic decision to be a global provider of its products. To accomplish this goal, over the last three years the Company has expanded its direct sales and support operations from 12 countries to 19 countries. In addition, during that time, the Company has significantly expanded its distributor and partner relationships. Currently, the Company has over 40 distributors worldwide. The management of these widely dispersed international operations has placed and will continue to place significant strain on the Company's management and operations. The Company believes that its ability to provide products and services on a global basis is critical to the Company's success. However, there can be no assurance that the Company will be able to continue to successfully manage its widespread international operations or successfully manage future expansion of such operations, and the failure by the Company to do so would have a material adverse effect on its business, operating results and financial condition.

         Under certain accepted methods of measurement, the Company days' sales outstanding have generally exceeded industry averages. If the Company experiences rapid growth, this lengthy collection cycle could result in a significant impairment of the Company's cash position. While the Company has undertaken efforts to reduce the length of its collection cycle, the failure of the Company to successfully implement such changes or the failure of such changes to reduce such collection cycle could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence Upon Key Personnel; Need to Hire Additional Personnel in All Areas

         The Company's future operating results depend in significant part upon the continued service of a relatively small number of key technical and senior management personnel, including Pamela M. Lopker, its President and founder, and Karl F. Lopker, its Chief Executive Officer, neither of whom is bound by an employment agreement. Pamela and Karl Lopker are married to each other and jointly own approximately 65% of the outstanding Common Stock. Although the Company maintains key-individual insurance in the amount of $2.5 million with respect to each of Pamela and Karl Lopker and the Company is the beneficiary of such policies, the loss of one or more of these or other key individuals could have a material adverse effect on the Company's business, operating results and financial condition.

         The Company's future success also depends on its continuing ability to attract and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and the Company has at times in the past experienced difficulty in recruiting qualified personnel. There can be no assurance that the Company will retain its key technical and managerial employees or that it will be successful in attracting, assimilating and retaining other highly qualified technical and managerial personnel in the future. The loss of any member of the Company's key technical and senior management personnel or the inability to attract and retain additional qualified personnel could have a material adverse effect on the Company's business, operating results and financial condition.

Dependence Upon Development and Maintenance of Sales and Marketing Channels

         The Company sells and supports its products through direct and indirect sales organizations throughout the world. The Company has made significant expenditures in recent years in the expansion of its sales and marketing force, primarily outside the United States, and plans to continue to expand its sales and marketing force. The Company's future success will depend in part upon the productivity of its sales and marketing force and the ability of the Company to continue to attract, integrate, train, motivate and retain new sales and marketing personnel. Competition for sales and marketing personnel in the software industry is intense. There can be no assurance the Company will be successful in hiring such personnel in accordance with its plans. There can be no assurance that the Company's recent and other planned expenses in sales and marketing will ultimately prove to be successful or that the incremental revenue generated will exceed the significant incremental costs associated with these efforts. In addition, there can be no assurance that the Company's sales and marketing organization will be able to compete successfully against the significantly more extensive and better funded sales and marketing operations of many of the Company's current and potential competitors. If the Company is unable to develop and manage its sales and marketing force expansion effectively, the Company's business, operating results and financial condition would be materially adversely affected.

         The Company's indirect sales channel consists of over 40 distributors worldwide. The Company does not grant exclusive rights to any of its distributors. The Company's distributors primarily sell independently to companies within their geographic territory but may also work in conjunction with the Company's direct sales organization. The Company will need to maintain and expand its relationships with its existing distributors and enter into relationships with additional distributors in order to expand the distribution of its products. There can be no assurance that current or future distributors will provide the level and quality of expertise and service required to successfully license the Company's products, that the Company will be able to maintain effective, long-term relationships with distributors, or that selected distributors will continue to meet the Company's sales needs. Further, there can be no assurance that these distributors will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. The failure by the Company to maintain successfully its existing distributor relationships or to establish new relationships in the future would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if any of the Company's distributors exclusively adopts a product other than the Company's products, or if any such distributor materially reduces its sales efforts relating to the Company's products or materially increases such support for competitive products, the
Company's business, operating results and financial condition could be materially and adversely affected.

Competition

         The ERP software market is highly competitive, rapidly changing and affected by new product introductions and other market activities of industry participants. The Company currently competes primarily with (i) other vendors of software focused on the specific needs of manufacturing plants and distribution sites of multinational manufacturing companies, which include Baan Company N.V. ("Baan"), J.D. Edwards & Company ("J.D. Edwards") and Systems Software Associates, Inc. ("SSA"), (ii) smaller independent companies that have developed or are attempting to develop advanced planning and scheduling software which complement or compete with ERP or manufacturing resource planning solutions,
(iii) internal development efforts by corporate information technology departments and (iv) companies offering standardized or customized products on mainframe and/or mid-range computer systems. The Company expects that competition for its MFG/PRO software will increase as other large companies such as Oracle and SAP AG ("SAP"), as well as other business application software vendors, enter the market for plant-level ERP solutions. With the Company's strategic entry into the supply chain management software market, the Company can expect to meet substantial additional competition from companies presently serving that market, such as i2 Technologies, Inc. ("i2"), Industri-Matematik International, Inc. ("IMI") and Manugistics, Inc. ("Manugistics"), as well as from broad based solution providers such as Baan, Oracle, PeopleSoft, Inc. ("PeopleSoft") and SAP that the Company believes are increasingly focusing on this segment. In addition, certain competitors, such as Baan, Oracle, PeopleSoft and SAP, have well-established relationships with present or potential customers of the Company. The Company may also face market resistance from potential customers with large installed legacy systems because of their reluctance to commit the time, effort and resources necessary to convert to an open, client/server-based software solution. Further, as the client/server market continues to develop, companies with significantly greater resources than the Company may attempt to increase their presence in these markets by acquiring or forming strategic alliances with competitors of the Company. Increased competition is likely to result in price reductions, reduced operating margins and loss of market share, any one of which could materially adversely affect the Company's business, operating results and financial condition. Many of the Company's present or future competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and a larger installed base of customers than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and to changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products, than can the Company. The Company believes that the principal factors on which it competes in the ERP software market are functionality, ease of use and implementation, technology, time to benefit, supplier viability, service and cost. The Company intends to continue to acquire, develop and allocate its resources to focus on these targeted competitive areas, as well as to identify additional or different areas where the Company perceives competitive advantage. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition.

Reliance on and Need to Develop Additional Relationships with Third Parties

         The Company has established strategic relationships with a number of consulting and systems integration organizations that it believes are important to its worldwide sales, marketing, service and support activities and the implementation of its products. The Company is particularly reliant on third parties for installation and implementation of its products because the Company, unlike a number of its competitors, does not provide these services. If the Company is unable to train adequately a sufficient number of system integrators or, if for any reason, any such integrators terminate their relationship with the Company or do not have or devote the resources satisfactory to provide necessary consulting and implementation of the Company's products, the Company's business, operating results and financial condition could be materially and adversely affected. The Company is aware that these third-party providers do not provide systems integration services exclusively for the Company's products and in many instances such firms have similar, and often more established, relationships with the Company's principal competitors. The Company expects to continue to rely upon such third parties, particularly installation and implementation service providers, for marketing and sales, lead generation, product installation and implementation, customer support services, product localization, end-user training assistance in the sales process and after-sale training and support. These relationships also assist the Company in keeping pace with the technological and marketing developments of major software vendors, and, in certain instances, provide it with technical assistance for its product development efforts. Organizations providing such consulting and systems integration and implementation services in connection with the Company's products include Arthur Andersen & Co. LLP, Deloitte & Touche LLP, Ernst & Young LLP, Integrated Systems & Services, LLC and Strategic Information Group International, Inc. in the United States, BDM Largotim US, Inc., CSBI S.A., Origin Technology in Business Nederland B.V. and Sligos S.A. in Europe and Iris Ifec Co., Ltd and STCS Systems Pte Ltd in Asia. In most cases distributors will also deliver consulting and systems integration services. The Company will need to expand its relationships with these parties and enter into relationships with additional third parties in order to expand the distribution of its products. There can be no assurance that these and other third parties will provide the level and quality of service required to meet the needs of the Company's customers, that the Company will be able to maintain an effective, long-term relationship with such third parties, or that such third parties will continue to meet the needs of the Company's customers. Further, there can be no assurance that these third-party implementation providers, many of which have significantly greater financial, technical, personnel and marketing resources than the Company, will not market software products in competition with the Company in the future or will not otherwise reduce or discontinue their relationships with or support of the Company and its products. The failure by the Company to maintain its existing relationships or to establish new relationships in the future, or the failure of such third parties to meet the needs of the Company's customers, would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, if such third parties exclusively adopt a product or technology other than the Company's products or technology, or if such third parties materially reduce their support of the Company's products and technology or materially increase such support for competitive products or technology, the Company's business, operating results and financial condition will be materially and adversely affected.

         The Company typically enters into separate agreements with each of its installation and implementation partners that provide such partners with the non-exclusive right to promote and market the Company's products, and to provide training, installation, implementation and other services for the Company's products, within a defined territory for a specified period of time (generally two years). Although the Company's installation and implementation partners generally do not receive fees for the sale of the Company's software products, they generally are permitted to set their own rates for such services and the Company typically does not collect a royalty or percentage fee from such partners on services performed. The Company also enters into similar agreements with its distribution partners that grant such partners the non-exclusive right, within a specified territory, to market, license, deliver and support the Company's products. In exchange for such distributors' services, the Company grants a discount to the distributor for the license of its software products. The Company also relies on third parties for the development or inter-operation of key components of its software so that users of the Company's software will obtain the functionality demanded. Such research and product alliances include software developed to be sold in conjunction with the Company's software products, technology developed to be included in or encapsulated within the Company's software products and numerous third-party software programs that generally are not sold with the Company's software but inter-operate directly with the Company's software through application program interfaces. The Company generally enters into joint development agreements with its third-party software development partners that govern ownership of the technology collectively developed. Each of the Company's partner agreements and third-party development agreements contain strict confidentiality and non-disclosure provisions for the service provider, end user and third-party developer and the Company's third-party development agreements contain restrictions on the use of the Company's technology outside of the development process. The failure of the Company to establish or maintain successful relationships with such third-party software providers or such third-party installation, implementation and development partners or the failure of such third-party software providers to develop and support their software could have a material adverse effect on the Company's business, operating results and financial condition.

Intellectual Property Rights; Use of Licensed Technology

         The Company's success is dependent upon its proprietary technology and other intellectual property. The Company relies primarily on a combination of the protections provided by applicable copyright, trademark and trade secret laws, as well as on confidentiality procedures and licensing arrangements, to establish and protect its rights in its software. The Company enters into license agreements with each of its customers. Each of the Company's license agreements provides for the non-exclusive license of the Company's MFG/PRO software. Such licenses generally are perpetual (unless terminated by either party upon 30 days written notice) and contain strict confidentiality and non-disclosure provisions, a limited warranty covering MFG/PRO software and indemnification for the customer from any infringement action related to MFG/PRO software. The pricing policy under each license is based on a standard price list and may vary based on the number of end-users, number of sites, number of modules, number of languages, the country in which the license is granted and level of ongoing support, training and services to be provided by the Company. The Company has no patents or pending patent applications. In order to facilitate the customization required by most of the Company's customers, the Company generally licenses its MFG/PRO software to end users in both object code (machine-readable) and source code (human-readable) format. While this practice facilitates customization, making software available in source code also makes it easier for third parties to copy or modify the Company's software for non-permitted purposes. One of the Company's distributors has developed modifications to the Company's software which it owns jointly with the Company. The Company has entered into a reciprocal license with this distributor who markets the product enhancements in conjunction with MFG/PRO software. This or other distributors or other persons may continue to independently develop a modified version of the Company's software. The Company seeks to protect its software, documentation and other written materials under the legal provisions relating to trade secret, copyright and contract law. The Company's license agreements generally allow the use of MFG/PRO software solely by the customer for internal purposes without the right to sublicense or transfer MFG/PRO software to third parties. The Company believes that the foregoing measures afford only limited protection. Despite the Company's efforts, it may be possible for third parties to copy certain portions of the Company's products or reverse engineer or obtain and use information that the Company regards as proprietary. In addition, the laws of certain countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States. Accordingly, there can be no assurance that the Company will be able to protect its proprietary software against unauthorized third-party copying or use, which could adversely affect the Company's competitive position. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exist, software piracy can be expected to be a problem. Furthermore, there can be no assurance that the Company's competitors will not independently develop technology similar to that of the Company.

         The Company has in the past been subject to claims of intellectual property infringement and may increasingly be subject to such claims as the number of products and competitors in the Company's targeted vertical markets grows and the functionality of products in other industry segments overlaps. Although the Company is not aware that any of its products infringes upon the proprietary rights of third parties, there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. The Company may also initiate claims or litigation against third parties for infringement of the Company's proprietary rights or to establish the validity of the Company's proprietary rights. Litigation to determine the validity of any claims could result in significant expense to the Company and divert the efforts of the Company's technical and management personnel from productive tasks, whether or not such litigation were determined in favor of the Company.

         The Company has in the past and may in the future resell certain software which it licenses from third parties. In addition, the Company has in the past and may in the future jointly develop software in which the Company will have co- ownership or cross-licensing rights. There can be no assurance that these third-party software arrangements and licenses will continue to be available to the Company on terms that provide the Company with the third-party software it requires to provide adequate functionality in its products, on terms that adequately protect the Company's proprietary rights or on terms that are commercially favorable to the Company. The loss of or inability to maintain or obtain any of these software licenses, including as a result of third-party infringement claims, could result in delays or reductions in product shipments until equivalent software, if any, could be identified, licensed and integrated, which could materially and adversely affect the Company's business, operating results and financial condition.

Risks Associated With International Operations

         The Company derived approximately 45%, 44%, 42% and 40% of its total revenue from sales outside the United States in the years ended December 31, 1994 and 1995 and January 31, 1997 and in the three quarters ended October 31, 1997, respectively. Of the Company's approximately 3,200 licensed sites in over 70 countries as of October 31, 1997, over 70% are outside the United States. The Company's engineering and research and development operations are principally located in the United States, with development groups also located in Brazil, Japan and India. The Company's sales and support operations are located in the United States and in 16 other countries. The Company also has over 40 distributors and numerous partnerships and alliances worldwide. The geographic distance between these locations has in the past led, and could in the future lead, to logistical and communications difficulties. There can be no assurance that the geographic, time zone, language and cultural differences between the Company's international personnel and operations will not result in problems that materially adversely affect the Company's business, operating results and financial condition.

         The Company expects to commit additional time and resources to expanding its worldwide sales and marketing activities, localizing its products for selected markets and developing local sales and support channels. There can be no assurance that such efforts will be successful. Failure to sustain or increase international revenue could have a material adverse effect on the Company's business, operating results and financial condition. The Company may also experience an operating loss in one or more regions of the world for one or more periods. The Company's ability to manage such operational fluctuations and to maintain adequate long-term strategies in the face of such developments will be critical to the Company's continued growth and profitability. International operations are subject to a number of risks, including the costs of localizing products for different countries, longer accounts receivable collection periods and greater difficulty in accounts receivable collections in certain geographic regions, unexpected changes in regulatory requirements, dependence on distributors and technology standards, import and export restrictions and tariffs, difficulties and costs of staffing and managing international operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potentially conflicting laws and the impact of business cycles and economic instability.

Exposure to Currency Fluctuations

         To date, the Company's revenue from international operations has primarily been denominated in United States dollars. The Company prices its products in United States dollars and over 90% of the Company's sales in the years ended December 31, 1995 and January 31, 1997 and in the three quarters ended October 31, 1997 were denominated in United States dollars, with the remainder in ten different currencies. The Company expects that a growing percentage of its business may be conducted in currencies other than the United States dollar. The Company also incurs a significant portion of its expenses in currencies other than the United States dollar, including a substantial portion of its general and administrative expenses. As a result, fluctuations in the values of the respective currencies relative to the other currencies in which the Company generates revenue could materially adversely affect its business, operating results and financial condition. While the Company may in the future change its pricing practices, an increase in the value of the United States dollar relative to foreign currencies could make the Company's products more expensive and, therefore, less competitive in other markets. Fluctuations in currencies relative to the United States dollar will affect period-to-period comparisons of the Company's reported results of operations. In the fiscal year ended January 31, 1997, the Company realized $407,000 in foreign currency transaction gains, compared to losses of $477,000 and $343,000 in the fiscal years ended December 31, 1995 and 1994, respectively. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions and has limited resources to cover its currency exposure. The Company may choose to hedge a portion of its currency exposure in the future as it deems appropriate.

Control by Principal Stockholders

         Pamela and Karl Lopker jointly beneficially own approximately 65% of the Company's outstanding Common Stock. Current directors and executive officers as a group own approximately 70% of the Common Stock. Consequently, the directors and executive officers, and the Lopkers in particular, will be able to control the outcome of all matters submitted for stockholder action, including the election of members to the Company's Board of Directors and the approval of significant change in control transactions, and will effectively control the management and affairs of the Company, which may have the effect of delaying or preventing a change in control of the Company. The Lopkers currently constitute two of the five members of the Company's Board of Directors and therefore have significant influence in directing the actions of the Board of Directors.

Product Liability

         While the Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims, it is possible that such limitation of liability provisions may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, there can be no assurance that the Company will not be subject to such claims in the future. The Company has product liability insurance, but the Company currently does not have errors and omissions coverage, and there can be no assurance that such insurance will be available to the Company on commercially reasonable terms or at all. A successful product liability or errors or omissions claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition. Moreover, defending such a suit, regardless of its merits, could entail substantial expense and require the time and attention of key management personnel, either of which could have a material adverse effect on the Company's business, operating results and financial condition.

Possible Volatility of Stock Price

         The market price of the Common Stock may be significantly affected by factors such as quarterly fluctuations in the Company's results of operations, demand for the Company's products and services, the size, timing and structure of significant licenses by customers, market acceptance of new or enhanced versions of the company's software products and products that operate with the Company's products, the publication of opinions about the Company, its products and technology by industry analysts, the entry of new competitors and technological advances by competitors, delays in localizing the Company's products for new markets, delays in sales as a result of lengthy sales cycles, changes in operating expenses, foreign currency exchange rate fluctuations, changes in pricing policies by the Company or its competitors, customer order deferrals in anticipation of product enhancements or new product offerings by the Company or its competitors, the timing of the release of new or enhanced versions of the Company's software products and products that operate with the Company's products, changes in the method of product distribution (including the mix of direct and indirect channels), product life cycles, changes in the mix of products and services licensed or sold by the Company, customer cancellation of major planned software development programs, general economic factors and other factors, many of which are beyond the Company's control. In future quarters the Company's operating results may be below expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Company's Common Stock would likely be immediately materially adversely affected. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many technology companies and that often has been unrelated or disproportionate to the operating performance of such companies. These broad market fluctuations, as well as general economic, political and market conditions, such as recessions or international currency fluctuations, may adversely affect the market price of the Common Stock.

Anti-Takeover Provisions

         The Company's Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws (the "Bylaws"), contain certain provisions that may have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals that a stockholder might consider favorable, including provisions which authorize the issuance of "blank check" preferred stock, provide for a Board of Directors with staggered three-year terms, require super-majority voting to effect certain amendments to the Certificate of Incorporation and Bylaws, limit the persons who may call special meetings of stockholders, and establish advance notice requirements for stockholder nominations for election to the Board of Directors or for stockholder proposals of business to be considered at stockholders meetings. Certain provisions of Delaware law may also have the effect of discouraging, delaying or preventing a change in control of the Company or unsolicited acquisition proposals.

No Dividends

         The Company has not paid any cash dividends on its shares of capital stock to date. The Company's bank credit agreement also presently prohibits the payment of dividends on the Company's Common Stock. The Company currently anticipates that it will retain any future earnings for use in its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

                              SELLING STOCKHOLDERS

         The following table sets forth, as of the date of this Prospectus or a subsequent date if amended or supplemented, (a) the name of each Selling Stockholder and his or her relationship to the Company during the last three years; (b) the number of shares of Common Stock each Selling Stockholder beneficially owned prior to this offering (assuming that all options to acquire shares are exercisable within 60 days, although options actually vest over two years), (c) the number of Securities which may be offered pursuant to this Prospectus by each Selling Stockholder; and (d) the amount and the percentage of the Company's Common Stock that would be owned by each Selling Stockholder after completion of this offering. The information contained in such table may be amended or supplemented from time to time.



                                                                Shares to be
                                                                Beneficially
                            Shares of                            Owned upon
                            Common Stock                      Completion of the
Selling Stockholder and     Beneficially        Shares        Offering<F2><F4>
Relationship to             Owned as            Offered     -------------------
Company<F1>                 March 15, 1998<F2>  Hereby<F2>  Number      Percent
------------------------    -----------------   -------     -------     -------

Anderson, Barry ........     63,798               60,398       3,400        *
 Vice President,
 Administration
Biddison, Peggy ........    128,427              120,977       7,450        *
 Vice President, New
 Product Introduction
Foley, Rita ............    200,417              200,417           0        *
 Executive Vice
 President, Sales and
 Marketing
Niedzielski, Vince .....     99,100               98,600         500        *
 Executive Vice
 President, Production
 and Development
Dayton, Jerome .........    197,154              195,654       1,500        *
Doordan, John ..........    288,050              200,000      88,050        *
Marsh, Doug ............    258,000              200,000      58,000        *
Spruit, Hans ...........    252,646              200,000      52,646        *
Summerson, Angela .......    15,750               15,000         750        *
Toupkin, Kathleen .......    80,726               50,000      30,726        *
Waldron, Emmett .........    43,016               22,500      20,516        *
Whatley, Barbara ........   256,150              200,000      56,150        *

--------------------

*    Less than one percent.

<F1>     All listed persons are employees of the Company.

<F2>     Assumes that all options to acquire  shares are  exercisable  within 60 days, although unvested options actually vest over three to five years. Includes, for certain Selling Stockholders, shares held by limited partnerships, trusts or spouses, as to which such Selling Stockholders disclaim beneficial ownership.

<F3>     Assumes that all options to acquire shares are exercisable immediately.

<F4>     Assumes  that all  outstanding  options  are  exercised  and all shares offered hereby are sold, that no additional shares will be acquired and that no shares other than those offered hereby will be sold.


                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Securities offered hereby.

                              PLAN OF DISTRIBUTION

         Sales of the Securities offered hereby may be made (i) in The Nasdaq Stock Market (or on such other national stock exchanges on which the shares of Class A Common Stock may be traded from time to time) (ii) in the over-the-counter market or (iii) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company will not receive any part of the proceeds of the sales made hereunder. All expenses associated with this Prospectus are being borne by the Company, but all selling and other expenses that may be incurred by a Selling Stockholder will be borne by such stockholder.

         The Securities may be sold in (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Certain Selling Shareholders also may, from time to time, authorize underwriters acting as their agents to offer and sell Securities upon such terms and conditions as shall be set forth in any prospectus supplement. Underwriters, brokers or dealers will receive commissions or discounts from Selling Shareholders in amounts to be negotiated immediately prior to sale. Such underwriters, brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any discounts and commissions received by them and any profit realized by them on the resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

         There is no assurance that any of the Selling Shareholders will offer for sale or sell any or all of the Securities covered by this Prospectus.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the Common Stock has been passed upon for the Company by Nida & Maloney, a Professional Corporation, Santa Barbara, California. Members of Nida & Maloney collectively own 2,050 shares of Common Stock and options to purchase 10,000 shares of Common Stock.

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation contains such a provision.

         Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

         The Company is presently subject to Section 2115 of the California Corporations Code (the "California Code"), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors,
(iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstance to appoint counsel to undertake such determination.

         The Company in its Bylaws has provided for indemnification of its officers, directors, employees and other agents substantially identical to that permitted under the California Code. Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Company's Certificate of Incorporation and the indemnification provision included in the Company's bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Company has also entered into separate indemnification agreements with its directors and officers that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Company has purchased directors and officers insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

---------------------------------        ---------------------------------------
---------------------------------        ---------------------------------------



         NO DEALER,  SALESPERSON                     1,563,546 Shares
OR OTHER PERSON HAS BEEN AUTHORIZED
TO GIVE ANY INFORMATION  OR TO MAKE
ANY  REPRESENTATIONS  NOT CONTAINED
IN THIS  PROSPECTUS, AND, IF GIVEN
OR MADE, SUCH  INFORMATION OR                         [COMPANY LOGO]
REPRESENTATIONS  MUST NOT BE RELIED
UPON AS  HAVING  BEEN  AUTHORIZED BY
THE  COMPANY.  THIS  PROSPECTUS  DOES                      QAD
NOT CONSTITUTE AN OFFER OF ANY
SECURITIES OTHER THAN THOSE TO WHICH
IT RELATES OR AN OFFER TO SELL,  OR
A  SOLICITATION  OF AN OFFER  TO BUY,
TO ANY  PERSON  IN ANY JURISDICTION
WHERE SUCH AN OFFER OR SOLICITATION                    Common Stock
WOULD BE UNLAWFUL.  NEITHER THE
DELIVERY  OF THIS  PROSPECTUS  NOR
ANY SALE  MADE  HEREUNDER  SHALL,
UNDER  ANY CIRCUMSTANCES,  CREATE
ANY  IMPLICATION  THAT  THERE  HAS
BEEN NO CHANGE IN THE AFFAIRS OF THE
COMPANY SINCE THE DATE HEREOF.


                                                           -----



                                                   P R O S P E C T U S



  TABLE OF CONTENTS                                        -----
                                  PAGE
                                  -----

Available Information  . . . . . .  2
Incorporation of Certain
 Documents By Reference  . . . . .  2
The Company  . . . . . . . . . . .  3
Risk Factors . . . . . . . . . . .  3
Selling Stockholders . . . . . . . 14               March 20, 1998
Use of Proceeds  . . . . . . . . . 15
Plan of Distribution   . . . . . . 15
Interest of Named Experts and
 Counsel . . . . . . . . . . . . . 16
Indemnification of Directors
 and Officers  . . . . . . . . . . 16



-------------------------------------        -----------------------------------
-------------------------------------        -----------------------------------

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents heretofore filed by the Registrant with the Securities and Exchange Commission (the "Commission") are by this reference incorporated in and made a part of this Registration Statement:

         (1) The Quarterly Reports on Form 10-Q for the quarterly periods ended July 31 and October 31, 1997 (File No. 0-22823);

         (2) The Registrant's Prospectus filed pursuant to Rule 424(b)(4) on August 6, 1997 (File No. 333-28441); and

         (3) The description of the Common Stock contained in the Registrant's Registration Statement on Form 8-A filed July 10, 1997 (File No. 0-22823), together with any amendment or report filed with the Commission for the purpose of updating such description.

         All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus that is part hereof from the date of filing of such documents.

ITEM 4.           DESCRIPTION OF SECURITIES.

     Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

     The validity of the Common Stock has been passed upon for the Registrant by Nida & Maloney, a Professional Corporation, Santa Barbara, California.

     Members of Nida & Maloney collectively own 2,050 shares of Common Stock and options to purchase 10,000 shares of Common Stock.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law") permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation contains such a provision.

     Section 145 of the Delaware Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Under Section 145, a corporation shall indemnify an agent of the corporation for expenses actually and reasonably incurred if and to the extent such person was successful on the merits in a proceeding or in defense of any claim, issue or matter therein.

     The Registrant is presently subject to Section 2115 of the California Corporations Code (the "California Code"), according to which Section 317 of the California Code applies to the indemnification of officers and directors of the Registrant. Under Section 317 of the California Code, permissible indemnification by a corporation of its officers and directors is substantially the same as permissible indemnification under Section 145 of the Delaware Law, except that (i) permissible indemnification does not cover actions the person reasonably believed were not opposed to the best interests of the corporation, as opposed to those the person believed were in fact in the best interests of the corporation, (ii) the Delaware Law permits advancement of expenses to agents other than officers and directors only upon approval of the board of directors,
(iii) in a case of stockholder approval of indemnification, the California Code requires certain minimum votes in favor of such indemnification and excludes the vote of the potentially indemnified person, and (iv) the California Code only permits independent counsel to approve indemnification if an independent quorum of directors is not obtainable, while the Delaware Law permits the directors in any circumstance to appoint counsel to undertake such determination.

     The Registrant in its Bylaws has provided for indemnification of its officers, directors, employees and other agents substantially identical to that permitted under the California Code. Section 145 of the Delaware Law and Section 317 of the California Code provide that they are not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise. The limitation of liability contained in the Registrant's Certificate of Incorporation and the indemnification provision included in the Registrant's bylaws are consistent with Delaware Law Sections 102(b)(7) and 145. The Registrant has also entered into separate indemnification agreements with its directors and officers that could require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and officers and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, including liabilities that may arise under the Securities Act of 1933. In addition, the Registrant has purchased directors and officers insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to such provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

     The securities being reoffered or resold pursuant to this Registration Statement were issued by the Registrant to the holders thereof in transactions exempt from registration under Rule 701 promulgated under the Securities Act of 1933, as amended (the "Securities Act") or in transactions not involving sales within the meaning of Section 2(3) of the Securities Act.

ITEM 8.           EXHIBITS.

Exhibit
Number

 4.1            Form of Stock Option Agreement
 5.1            Opinion of Nida & Maloney, a Professional Corporation
23.1            Consent of KPMG Peat Marwick LLP
23.2            Consent of Nida & Maloney, a professional corporation (included in Exhibit 5.1)
24.1            Power of Attorney (see page II-5 of this Registration Statement)

ITEM 9.           UNDERTAKINGS.

         (a)  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carpinteria, State of California, as of the 20th day of March, 1998.

                                      QAD INC.

                                      By:___________________________________
                                          Karl F. Lopker
                                          Chief Executive Officer

                                           POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Karl
F. Lopker and Pamela M. Lopker his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might, or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated below.


       Signature                   Title                      Date

                                Chairman of the Board and
   /s/ PAMELA M. LOPKER          President
------------------------------- (Principal Executive       March 20, 1998
       Pamela M. Lopker           Officer)

    /s/ KARL F. LOPKER
------------------------------- Director and Chief         March 20, 1998
        Karl F. Lopker           Executive Officer
                                (Principal Financial Officer)
    /s/ EVAN M. BISHOP
------------------------------- Director                   March 20, 1998
        Evan M. Bishop

    /s/ KOH BOON HWEE
------------------------------- Director                   March 20, 1998
        Koh Boon Hwee

    /s/ PETER VON CUYLENBURG
------------------------------- Director                   March 20, 1998
        Peter Van Cuylenburg

                                INDEX TO EXHIBITS




Exhibit
Number  Exhibit                                                        Filed (F)
------- ---------------------------------------------------------    -----------

4.1     Form of Stock Option Agreement                                     F

5.1     Opinion of Nida & Maloney, a professional corporation              F

23.1    Consent of KPMG Peat Marwick LLP                                   F

23.2    Consent of Nida & Maloney, a professional corporation
                (included in Exhibit 5.1)

24.1    Power of Attorney (see page II-5 of this Registration
                Statement)